Exhibit 10.9

TridentHE Identity Software
Support Services and Maintenance

THESE TERMS AND CONDITIONS (the “Support Terms”) GOVERN THE SUPPORT SERVICES AND MAINTENANCE PROVIDED BY AEGIS IDENTITY SOFTWARE, INC. FOR THE TRIDENTHE IDENTITY MANAGER SOFTWARE AND APPLY NOTWITHSTANDING ANY CONFLICTING, CONTRARY OR ADDITIONAL TERMS AND CONDITIONS IN ANY PURCHASE ORDER OR OTHER DOCUMENT OR COMMUNICATION FROM CUSTOMER.

1.       Definitions.  As used herein, the terms below shall have the following meanings:
“Aegis Identity” means Aegis Identity Software, Inc., a Colorado corporation.
“Aegis Identity IP” shall have the meaning set forth in Section 5.
“Customer” means the end user customer.
“Error” means a reproducible failure of the Supported Software to substantially perform in conformity with the functions described in the documentation.
“Error Correction” means either a software modification that corrects the Error when it is made or added to the Supported Software or a procedure or routine that eliminates the practical adverse effect of the Error when implemented in the regular operation of the Supported Software which does not affect the functionality of the Supported Software.
“Support” shall have the meaning set forth in Section 2.1(a).
“Support Terms” shall have the meaning set forth above.
“Supported Software” means the TridentHE Identity Manager Software.
 “System Manager” shall have the meaning set forth in Section 2.4(c).
“Term” shall have the meaning set forth in Section 6(a).
“Updates” means (a) subsequent versions of the Supported Software that Aegis Identity, in its sole discretion, designates as an Update that (i) add new features, functionality, and/or improved performance, (ii) operate on new or other databases, operating systems, or client or server platforms; or (b) Error Corrections, bug fixes, patches and maintenance releases.
“Upgrade” means a release of the Supported Software that incorporates additional or improved features, functionality or capability and that Aegis Identity expressly designates as an Upgrade or as a new or separate product which Aegis Identity offers only for an additional fee to its customers generally, including those customers purchasing maintenance.

2.      Scope of Services

2.1   Support Services.
(a) Scope.  Aegis Identity agrees to provide Support for the Supported Software based on the terms and conditions set forth herein.  Support consists of responses to questions from the designated System Managers related to the use of the Supported Software, identifying causes of suspected Errors in the Supported Software, or providing Error Corrections for identified Errors (“Support”).
(b) Hours. Support tickets may be submitted 24 hours per day/7 days per week depending upon the designated severity level assigned to the trouble ticket.
(c) No Maximum. There is no limitation on the number of support hours Customer may request during the Term.

2.2   Severity Levels. Customer will assign all trouble tickets submitted to Aegis Identity one of the following severity levels (subject to review and confirmation by Aegis Identity):
(a) Severity Level 1. Any Error that results in the Supported Software being totally or substantially inoperative, including, but not limited to, total system failure, data loss, data corruption, or a processing of functions and processes so slow as to render the system unusable, or any Severity 2 Error where a reasonable alternative work process cannot be established.
(b) Severity Level 2.  Any Error that results in the usability of the Supported Software being restricted and for which a reasonable alternative work process can be established.
(c) Severity Level 3. Any Error wherein one or more functions do not operate in substantial conformity with the description in the documentation of the Supported Software but where the impact on functionality and/or usability is agreed by Customer and Aegis Identity to be minor and result in a mutually acceptable disruption to Customer’s workflow processes.
(d) Severity Level 4. Any Error that cannot be categorized as belonging to any higher severity level, including, but not limited to, a cosmetic or documentation error.

2.3   Response Times.  Aegis Identity will use commercially reasonable efforts to resolve any trouble tickets as follows:
(a) Severity Level 1. Aegis Identity will use commercially reasonable efforts to provide an Error Correction for Severity Level 1 Errors within eight (8) business hours of receipt of a trouble ticket from Customer detailing the Error.
(b) Severity Level 2. Aegis Identity will use commercially reasonable efforts to provide an Error Correction for Severity Level 2 Errors in the next scheduled Update or within 120 calendar days from the date on which the Error was reported to Aegis Identity via the online ticketing system, whichever occurs first.
(c) Severity Levels 3 and 4. Aegis Identity will attempt to include as many fixes as possible for Severity Level 3 and 4 Errors in the next scheduled Upgrade of the

Supported Software, but is not contractually obligated to do so.

2.4    Customer Responsibilities.
(a) Submission Procedure. All requests for Support shall be submitted to Aegis Identity in a standard format on Aegis Identity’s online trouble ticketing system.  Customer’s request to Aegis Identity must contain all pertinent information, in English.  Customer is responsible for designating the severity level of the support requested on the trouble ticket submitted to Aegis Identity; provided that trouble tickets designated as Severity Level 1 may be downgraded by Aegis Identity, in its sole discretion.
(b) Information; Testing.  Customer must verify the existence of an Error and provide the conditions in which the Error may be recreated.  Customer agrees to provide Aegis Identity with remote access to its systems related to the Supported Software as reasonably necessary in order for Aegis Identity to resolve the reported Error.  Upon issuance of an Error Correction Customer will undertake to immediately test the same to verify resolution of the reported Error and notify Aegis Identity of such resolution.
(c) Customer Contact.  Customer will designate up to two (2) System Managers (each a “System Manager”) familiar with the Supported Software and Customer’s operating environment from whom Aegis Identity will accept trouble tickets.  Aegis Identity will only accept and respond to trouble tickets from a designated System Manager. A System Manager will be available to assist Aegis Identity in remedying an Error with the Supported Software pursuant to this Section 2.  Customer agrees to notify Aegis Identity of any change of Customer’s System Manager in writing within a reasonable period of time.

2.5      Resolution of a Trouble Ticket; Acceptance.  A trouble ticket is completed or resolved upon one of the following:
(a) Customer verifies the Error Correction has resolved the reported Error;
(b) Customer is unable to recreate the Error within thirty (30) business days of its original submission to Aegis Identity;
(c) The Error is determined to be a product defect or deficiency with Customer’s operating system software and not the Supported Software.  In this case, it will be Customer’s responsibility to resolve the issue internally or by opening a support ticket with the applicable third party vendor; or
(d) It is determined that the issue is caused by an element of Customer’s operational environment such as the application servers, database server, web servers, managed resources and underlying operating systems.

2.6           Barriers to Completion.  Aegis Identity will use commercially reasonable efforts to resolve trouble tickets as quickly as possible.  It may take additional time to resolve a trouble ticket if a barrier to completion exists.  A barrier to completion is any situation created by Customer that makes resolution of an issue difficult to complete including, but not limited to, the following: (i) failing to provide necessary information; (ii) Customer staff changes; (iii) requiring indefinite or contradictory logic; (iv) failure to recreate the issue; or (v) failure by Customer to properly maintain the identity management operational environment, including application servers, database servers and the underlying operating systems.

2.7      Service Limitations.
(a)    Aegis Identity will not be obligated to provide Support with respect to problems arising as a result of any of the following: (i) abuse, misuse, accident or neglect by Customer; (ii) repairs, alterations, and/or modifications that are not permitted under the applicable license agreement or that are performed by anyone other than Aegis Identity or its authorized agents; (iii) use of the Supported Software not in accordance with its documentation or inconsistent with the restrictions set forth in the license agreement; (iv) the hardware, computer operating system, other software, electricity supplies or consumable items of Customer; (v) use of custom code other than in accordance with Aegis Identity’s instruction; (vi) provision of inaccurate system configuration or specifications to Aegis Identity by Customer; (vii) failure by Customer to provide an adequate training or knowledge base for any System Managers or other users of the Supported Software; (viii) the failure to install Updates or to implement Error Corrections within thirty (30) days following release of the Update; (ix) use by Customer of the preceding version of the Supported Software after Aegis Identity has provided the most recent Update; (x) Customer’s failure to comply with these Support Terms; and (xi) Customer’s negligence or any cause within Customer’s control.
(b) On-site services are not covered by these Support Terms, but are available to Customer under a separate agreement.

3.      Fees and Billing
(a)      Billing.  The support fee is that amount set forth on the applicable Sales Quote and will be paid on an annual basis.
(b)      Late Payments.  In addition to any other remedies available to Aegis Identity, if payment of the support fee is not made within fifteen (15) days of when due Aegis Identity has the right to suspend Support until such time as all fees are paid in full.

4.      Maintenance.  Subject to Customer’s payment of the support fee, during the Term, Aegis Identity will provide Customer the following maintenance services:
(a)       Aegis Identity will provide Customer with Updates of the Supported Software that are made generally available by Aegis Identity to those customers purchasing maintenance for Supported Software.  If there is any question or dispute as to whether a particular release is an Update, Upgrade or a new product, the categorization of the release as determined by Aegis Identity, in its sole discretion, will be final.  Updates and Upgrades, if made available to Customer hereunder, will be subject to the same license terms and conditions as the Supported Software.
(b)  Aegis Identity has no obligation to develop or supply Upgrades or Updates.  Customer is required to download, install and/or implement any and all Updates provided by Aegis Identity under these Support Terms within thirty (30) days after the release of such Update or immediately with respect to an Update that Aegis Identity determines is responsive to a reported Error or potential infringement.
(c) Subsequent versions of the Supported Software that Aegis Identity, in its sole discretion, designates as an Upgrade, are specifically excluded from maintenance services and may be obtained for an additional fee.

5.      Intellectual Property.  Aegis Identity retains exclusive ownership and all rights, title and interests in and to the Supported Software and any and all software and computer programs, Error Corrections, diagnostic routines, and all other intellectual property and proprietary rights related thereto (“Aegis Identity IP”), which are supplied or utilized by Aegis Identity for the purposes of providing Support and maintenance under these Support Terms.  Any Error Corrections, Updates and Upgrades, if made available to Customer hereunder is Aegis Identity IP and will be subject to the same license terms and conditions as the Supported Software.  Nothing in these Support Terms conveys to Customer any rights, title or interests, patent rights, copyrights, or any other proprietary interest in or to Aegis Identity IP.

6.      Term and Termination
 (a) Term.  These Support Terms will commence on the date set forth in Aegis Identity’s written confirmation to Customer and continue for a period of twelve (12) months unless terminated in accordance with the provisions in this Section 6 or provided otherwise in the applicable Sales Quote (the “Term”).  Aegis Identity reserves the right to modify the Support Terms, including pricing, at any renewal period, unless otherwise set forth in the applicable Sales Quote.
 (b) Termination by Either Party.  Either party may terminate these Support Terms, by providing written notice to the other party, in the event the other party (a) commits a material breach of these Support Terms or the applicable license agreement, (b) makes an assignment on the behalf of creditors, (c) admits in writing an inability to pay debts as they mature, or (d) institutes or has instituted against it a proceeding under any applicable bankruptcy protection laws.

7.      Limitations of Liability; Disclaimer
 (a) General.  AEGIS IDENTITY SHALL NOT BE RESPONSIBLE FOR, AND SHALL NOT PAY, ANY AMOUNT OF

INCIDENTAL, SPECIAL, CONSEQUENTIAL OR OTHER INDIRECT DAMAGES, OR ANY DAMAGES RELATED TO THE LOSS OF DATA, BUSINESS, PROFITS, GOODWILL, WORK STOPPAGE OR ANY AND ALL OTHER COMMERICAL DAMAGES OR LOSSES, REGARDLESS OF WHETHER AEGIS IDENTITY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSSES IN ADVANCE.  IN NO EVENT SHALL AEGIS IDENTITY’S LIABILITY HEREUNDER EXCEED THE AMOUNT OF THE LICENSE FEE PAID BY CUSTOMER FOR THE SUPPORTED SOFTWARE, REGARDLESS OF WHETHER CUSTOMER'S CLAIM IS BASED ON CONTRACT, TORT, STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.
(b) Disclaimer of Warranties. TO THE MAXIMUM EXTENT PERMITTED BY LAW, AEGIS IDENTITY DISCLAIMS ALL WARRANTIES WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NONINFRINGMENT, AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
(c) Loss of Data. In no event shall Aegis Identity be liable for loss of data or records of Customer, it being understood that Customer shall be responsible for assuring proper and adequate back-up and storage procedures.
(d) Force Majeure. Neither party shall be liable for, nor shall it be considered in breach of these Support Terms due to, any failure to perform its obligations under these Support Terms as a result of a cause beyond its control, including any act of God or public enemy, act of any military, civil or regulatory authority, terrorism or threat thereof, change in any law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications, power or other utility, labor problem, unavailability of supplies, or any other cause, which could not have been prevented by the party with reasonable care.

8.      Miscellaneous Provisions
(a) Governing Law; Venue.  These Support Terms shall be construed in accordance with the laws of the State of Colorado without regard to conflicts of laws principles.  The parties consent to the personal jurisdiction of, and venue in, the state and federal courts of Arapahoe County, in the State of Colorado and agree that such court is not an inconvenient forum.
(b) Notice.  Any communication required or permitted hereunder shall be in writing, shall reference these Support Terms and shall be properly given: (a) when delivered personally; (b) when sent by facsimile or transmission of a scanned PDF file by electronic mail, with written confirmation; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two (2) business days after deposit with a private industry express courier, with written confirmation of receipt.  All notices to Aegis Identity shall be sent to its corporate headquarters located at 750 W. Hampden Ave., Suite 500, Englewood, CO, 80110-2165, Attn: Legal Department, Email: Legal@aegisidentity.com, Facsimile: 303-474-7892 and all notices to Licensee shall be sent to the address and contact person listed in Licensee’s purchase order.  Either party shall provide timely written notice of any change of address or contact person.
(c) No Assignment. Neither party will assign or otherwise transfer its rights or obligations under these Support Terms without the prior written consent of the other party.
(d) Entire Agreement; Modification.  These Support Terms terminate and supersedes all prior understandings or agreements on the subject matter hereof.  These Support Terms may be modified in writing executed by both parties.
(e) Severability.  If any term of these Support Terms is held by a court of competent jurisdiction to be unenforceable, then the remaining provisions of these Support Terms will remain in full force and effect as if such term had never been included.
(f) Waiver.  Any delay or failure of either party to exercise a right or remedy will not result in a waiver of that, or any other right or remedy.
(g) Survival.  Sections 1, 3, 5, 7, 8(a), 8(b) and 8(g) shall survive expiration or termination of these Support Terms.
(h) Headings.  Headings used in these Support Terms are provided for convenience only.

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